EXHIBIT 21.1


LIST OF SUBSIDIARIES OF
YORKSHIRE POWER GROUP LIMITED
(AND JURISDICTION OF INCORPORATION)


HOMEPOWER RETAIL (YE) LIMITED (ENGLAND AND WALES)

HOMEPOWER RETAIL LIMITED (ENGLAND AND WALES)

SCARCROFT INSURANCE LIMITED (GUERNSEY)

SCARCROFT INVESTMENTS LIMITED (ENGLAND AND WALES)

SCARCROFT LEASING (SEP) LIMITED (ENGLAND AND WALES)

YE GAS LIMITED (ENGLAND AND WALES)

YEG FRESHCO. (ENGLAND AND WALES)

YELECO 29 LIMITED (ENGLAND AND WALES)

YORKSHIRE CAYMAN HOLDING LTD (CAYMAN ISLANDS)

YORKSHIRE ELECTRIC POWER LIMITED (ENGLAND AND WALES)

YORKSHIRE ELECTRICITY GROUP PLC (ENGLAND AND WALES)

YORKSHIRE ELECTRICITY GROUP SHARE SCHEME TRUSTEES LIMITED
(ENGLAND AND WALES)

YORKSHIRE ENERGY LIMITED (ENGLAND AND WALES)

YORKSHIRE HOLDINGS PLC (ENGLAND AND WALES)

YORKSHIRE POWER FINANCE LIMITED (CAYMAN ISLANDS)

YORKSHIRE POWER FINANCE 2 LIMITED (CAYMAN ISLANDS)

YPG HOLDINGS LLC (DELAWARE)